SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement.
[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[ ]	Definitive Proxy Statement.
[X]	Definitive Additional Materials.
[ ]	Soliciting Material Pursuant to sec. 240.14a-12.

Salomon Brothers Municipal Partners Fund Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment Of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PLEASE VOTE TODAY SO THAT YOUR VOTE REACHES US BY
DECEMBER 16, 2005

Vote FOR the New Management Agreement

PLEASE SIGN, DATE AND RETURN YOUR WHITE PROXY CARD
or
FOLLOW THE INSTRUCTIONS FOR PHONE OR
INTERNET VOTING ON YOUR WHITE PROXY CARD

December 2, 2005

Dear Salomon Brothers Municipal Partners Fund Shareholder:

We are asking you for one minute of your time to act on a matter that we believe is important to your investment in this Fund.

The Special Meeting of Shareholders of Salomon Brothers Municipal Partners Fund Inc. has been adjourned to December 16, 2005 at 3:00 p.m. at Citigroup Center, 153 East 53rd Street, Conference Room N, 14th Floor, New York, New York 10022. Your Board recommends that you vote FOR the new management agreement TODAY. Your vote is important. Please vote NOW so that your vote reaches us by December 16.

The transfer of substantially all of Citigroup Inc.’s asset management business to Legg Mason, Inc. took place yesterday, December 1, and the Fund’s existing management agreement terminated as required by law. Salomon Brothers Asset Management Inc, your Fund’s investment adviser (“SBAM”), is now a wholly-owned subsidiary of Legg Mason, Inc. Your Fund is also now operating under a one-time interim management agreement that by law must terminate on April 30, 2006 and cannot be extended beyond that date. The Fund needs your vote to ensure that the new management agreement goes into effect before the interim management agreement terminates. Enclosed please find a supplement to the Joint Proxy Statement explaining the interim management agreement.

We ask you to sign, date and return the enclosed WHITE proxy card TODAY or vote using the toll-free number on the enclosed WHITE proxy card or through the Internet. We also ask you to consider the following when voting your shares:

•	It is likely that you have benefited from your investment in the Fund, which we believe has performed well for its shareholders under SBAM’s management. Over the three-, five- and ten-year periods ended October 31, 2005, the Fund has outperformed its benchmark, the Lehman Brothers Municipal Bond Index, on both a net asset value basis and a market value basis.[1]

•	The closed-end structure offers a number of advantages over the open-end structure, including the ability to utilize leverage and to remain fully invested without having to hold cash to meet redemption requests. Closed-end funds such as this Fund may be able, through leverage, to earn more income and

[1]	Source: Lipper Analytical Services. Past performance is not a predictor of future results.

IMPORTANT INFORMATION FOR SHAREHOLDERS HOLDING THEIR SHARES IN A BROKERAGE ACCOUNT

Your broker can vote your shares held in a brokerage account ONLY if you give instructions to do so. If you give no instructions, your shares cannot be voted on this proposal at the Special Meeting.

Give your broker instructions simply by signing and dating the enclosed WHITE proxy card, and returning it in the enclosed postage-paid envelope or follow the instructions for phone or Internet voting on the enclosed WHITE proxy card. You do not have to contact your broker directly. We urge you to act today, and vote FOR the new management agreement on the enclosed WHITE proxy card.

pay larger dividends than they otherwise could. The Fund is leveraged. If the Fund is restructured as an open-end fund, as Karpus Investment Management has suggested, the Fund would have to redeem its preferred shares, could not issue preferred shares in the future and would, therefore, lose the advantage of leverage. The Board, after discussing conversion to an open-end structure, continues to believe that the Fund is best able to pursue its investment objectives as a closed-end fund.

•	The Board also believes that conducting a tender offer for up to 25% of the Fund’s shares, as Karpus has also suggested, could result in negative financial consequences for the Fund’s continuing shareholders. A tender offer could force the Fund to sell a substantial portion of its portfolio securities in a relatively short period, potentially at “fire sale” prices, reducing the value of your Fund’s portfolio in a way that disproportionately harms continuing shareholders. In addition, your Fund may incur high tax burdens, which would be borne by continuing shareholders. A tender offer would also decrease the size of your Fund’s portfolio going forward, resulting in higher expense ratios for continuing shareholders. Finally, there can be no assurance that a tender offer would result in any permanent reduction or elimination of the discount to net asset value for continuing shareholders.

•	Karpus’ filings with the SEC show that it has purchased all its shares when the Fund has traded at a discount to net asset value. Karpus’ complaints about the discount since the announcement of the Legg Mason transaction are designed to enlist your aid in making major changes in policy. While such changes may allow Karpus to make a quick profit, you could either lose the advantage of being an investor in a closed-end fund or bear the negative financial consequences of a tender offer.

Please vote now, preferably by telephone or Internet, to ensure that your vote reaches us by December 16.

Vote FOR the new management agreement on the enclosed WHITE proxy card today. If you have already signed a green proxy card distributed by Karpus Management Inc. d/b/a Karpus Investment Management opposing the new management agreement, you can easily change your vote by voting the enclosed WHITE proxy card or by following the instructions for phone or Internet voting on the WHITE proxy card.

Thank you for your continued trust and support. If you need any assistance, or have any questions regarding the Fund’s proposal or how to vote your shares, please call our proxy solicitor, Georgeson Shareholder Communications Inc., at 1-888-293-6728.

Sincerely,

R. Jay Gerken

Chairman

PLEASE SIGN, DATE AND RETURN YOUR WHITE PROXY CARD (OR VOTE BY TELEPHONE OR THROUGH THE INTERNET) AND DO NOT RETURN ANY GREEN PROXY CARD. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY GREEN PROXY CARD YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT THE FUND.

YOUR VOTE IS IMPORTANT. PLEASE ACT TODAY. IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL:

17 State Street, 10th Floor

New York, NY 10004

(888) 293-6728 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

SALOMON BROTHERS MUNICIPAL PARTNERS FUND INC.

SALOMON BROTHERS MUNICIPAL PARTNERS FUND II INC.

125 Broad Street, 10th Floor

New York, New York 10004

SUPPLEMENT TO JOINT PROXY STATEMENT

The following supplements, and should be read in connection with, the Joint Proxy Statement dated September 21, 2005 for the following Fund.

Salomon Brothers Municipal Partners Fund Inc.

Defined terms used herein and not defined have the same meanings as in the Joint Proxy Statement.

Closing of the Transaction

On December 1, 2005 (the “Closing Date”), Citigroup completed the sale of substantially all of its asset management business, Citigroup Asset Management, to Legg Mason. As a result, the Fund’s Adviser, previously an indirect wholly-owned subsidiary of Citigroup, became a wholly-owned subsidiary of Legg Mason. As described in the Fund’s Joint Proxy Statement dated September 21, 2005, the closing of the Transaction and related change in control of the Adviser caused the Fund’s Current Management Agreement to terminate.

The Interim Management Agreement

As of December 1, 2005, the Fund’s shareholders had not yet approved the New Management Agreement. As a result, the Fund’s Board has approved an interim management agreement with the Adviser to ensure that the Fund’s assets continue to be managed without interruption. If a New Management Agreement is not approved by April 30, 2006, the interim management agreement will terminate on that date. Management fees will be held in escrow and not paid to the Adviser until shareholders approve the New Management Agreement with the Adviser. If shareholders do not approve the agreement, the management fees held in escrow will be disbursed in accordance with applicable law.

In the event shareholders of the Fund do not approve the New Management Agreement by April 30, 2006, the Fund’s Board will be unable to enter into an additional temporary arrangement with the Fund’s Adviser to ensure continuous management of the Fund’s assets. In that event, the Fund’s Board will take such action as it deems to be in the best interests of the Fund and its shareholders.

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